EXHIBIT 10.3

                         MEMORANDUM OF UNDERSTANDING II

Dated: February 2, 2004

Between:     Nova Communications Ltd. (Nova)
             370 Amapola Ave., Suite 202
             Torrance CA 90501

And:         Power Ski International Corporation (PSI)
             150-A Calle Iglesia
             San Clemente CA 92673

         Nova and PSI have had discussions regarding a possible merger or other business combination and have previously entered into a Letter of Intent, dated May 2, 2003 (LOI), and a Memorandum of Understanding, dated October 8, 2003 (MOU#1), wherein Nova had promised to use its best efforts to obtain working capital funding for PSI in the total sum of $2,000,000 on or before December 31, 2003. Nova and PSI have subsequently had discussions, which have resulted in the following revised memorandum of understanding (MOU#2):

1. PSI and Nova will enter into a definitive merger or other business combination agreement (Agreement). Regardless of the nature of the business combination, the ultimate name of the resulting entity (Successor) will be "PowerSki International Corporation", or similar.

2. Prior to the execution of the Agreement, Nova will use its best efforts to obtain working capital funding for PSI in the amount shown below (Funding) in an aggregate amount and on following terms and conditions:

         a. Nova will provide Funding in an aggregate amount equal to or greater than $2,000.000.00. The parties acknowledge and agree that at this time the sum of no less than $600,000.00 has been previously tendered to PSI by Nova, and that the remaining sum of $1,400,000.00 remains outstanding.

         b. An initial payment of $50,000 from Nova to PSI is due upon execution hereof. Thereafter, not less than $25,000.00 of the Funding will be provided to PSI within each week following the date of execution hereof. A final instalment shall be paid no later than six months following the date of execution hereof and shall equal the difference between $2,000,000.00 and the total of all previous Funding paid by Nova to PSI under the LOI, MOU#1, and MOU#2.

         c. Failure by Nova to pay $25,000.00 within any week following execution hereof shall be deemed a substantial breach of this MOU#2, and Nova shall have ten (10) days after written notice from PSI thereof to cure its failure. Nova's failure to cure shall constitute a termination of this MOU#2 (Termination), subject to, and excepting, Sections 5 and 11.










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Letter of Intent - Page 2 of 3


3. The closing of the Agreement (Closing) will be a date not later than one month following payment by Nova of the entire Funding and not later than two hundred ten (210) days after the date of this MOU#2, unless otherwise agreed by these parties.

4. In the event an Agreement is not executed for any reason within the time for Closing, other than by reason of Nova's failure to pay the entire $2,000,000, when due, as provided in Section 2, PSI will repay all of the Funding paid by Nova up to the date that Nova and PSI notify each other in writing that the Agreement will not be executed (Abandonment). This obligation shall be evidenced by a promissory note (Note1) without prepayment penalties in favor of Nova bearing simple interest at the rate of 10% per annum with the entire principal and interest due and payable in a lump sum on the last day of the twelfth (12th) month following the date of Note1.

5.       In the event an Agreement is not executed for the reason stated in
Section 2(c), PSI will repay all of the Funding paid by Nova up to the date of Termination, as follows: Fifty percent (50%) of the Funding paid by Nova up to the date of Termination shall be evidenced by a promissory note (Note2) without prepayment penalties in favor of Nova bearing simple interest at the rate of 10% per annum with the entire principal and interest due and payable in a lump sum on the last day of the thirty-sixth (36th) month following the date of Note2. This note shall be secured by a stock pledge agreement based upon the then-current value of PSI stock. The stock pledge agreement shall not be subject to the filing of UCC financing statements. The remaining fifty percent (50%) of the Funding paid by Nova up to the date of Termination shall be applied towards the purchase by Nova of an available PSI distributorship at a fifty percent (50%) discount to the then-present value of which is to be negotiated by the parties based upon comparable values of similarly situated distributorships sold by PSI, which value shall include, without limitation, a comparably substantial prepaid annual volume of board purchases.

6. The Successor shall be owned 80% by PSI and 20% by Nova. The Successor shall not be obligated to convert Nova debt into Successor equity at a discount to then present market value.

7. The terms of the proposed merger will be further negotiated and memorialized in the definitive Agreement, which will contain the usual and customary representations and warranties of parties to agreements of the sort contemplated by this MOU#2.

8. Prior to Closing, Abandonment or Termination, the representatives of Nova and PSI, respectively, are to be permitted to make a full and complete investigation (Due Diligence) of the business, properties, customers, financial statements and books and records of PSI and Nova, respectively.

9. Prior to Closing, Abandonment or Termination, PSI and Nova will each operate in the ordinary course of their businesses and will use their best efforts to preserve their businesses and their relationships with their employees, customers, distributors and suppliers.







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Letter of Intent - Page 2 of 3


10. Nova and PSI each agree to bear their own expenses incurred in connection with the proposed Agreement, including fees of their respective attorneys, accountants and other advisors.

11. Nova and PSI have signed a confidentiality agreement, which agreement is attached and incorporated into the LOI, and which agreement remains in full force and effect under its own terms and conditions.

12. Prior to Closing, Abandonment or Termination, no party will hereafter make any announcement regarding the transaction contemplated hereby without the prior approval of the other party to this MOU#2. Either party will endeavor to review and approve any such proposed announcement by the other within one business day.

13. The Agreement will provide that the current senior management of PSI, as specified by its CEO, shall be employed by the Successor in similar management capacities, subject to terms and conditions mutually acceptable to each management member and Successor.

14. The licensing agreement between HydroForce and PSI will be amended prior to execution of the Agreement to include a guaranteed minimum production schedule or a minimum royalty fee to be paid in lieu thereof.

15. This MOU#2 is a statement of the mutual intention and understanding of the parties at this time. The Agreement is subject to satisfactory Due Diligence and other review and approval of the parties' respective legal counsel and the boards of directors and/or shareholders, as the transaction may require. Neither Nova nor PSI will be bound to the other by this MOU#2 for damages, expenses, failure to finally execute a definitive Agreement, or in any other way, except that PSI's obligations to repay Nova under Sections 4 shall be binding and legally enforceable. In addition, Sections 11 and 12 shall be binding and legally enforceable upon and against the parties.


Nova Communications Ltd.                    Power Ski International Corporation


By: /s/ KENNETH D. OWEN                     By: /s/ ROBERT E. MONTGOMERY, CEO